Exhibit 99.2

FORM OF

PARTICIPATION AND SERVICING AGREEMENT

THIS PARTICIPATION AND SERVICING AGREEMENT effective as of [DATE] (the “Effective Date”), by and between WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”), and WPFC ASSET MANAGEMENT LLC, a limited liability company formed under the laws of Delaware (“Participant”). Lender and Participant may also be referred to herein individually as a “Party” or collectively as the “Parties”.

WITNESSETH:

WHEREAS, Lender makes and services various types of consumer mortgage and home equity loans; and

WHEREAS, Participant desires to purchase from Lender a one hundred percent (100%) participation interest in (i) certain closed loans owned by Lender and identified on Exhibit A attached hereto (the “Existing Participation Portfolio”), and (ii) such additional new loans owned by Lender as Participant may from time to time elect, with Lender retaining the servicing rights to all such Loans; and

WHEREAS, Participant has performed such due diligence regarding Lender, the Policies and Procedures and Lender’s portfolio of loans (including the Existing Participation Portfolio) as Participant has deemed to be necessary to satisfy itself as to the Existing Participation Portfolio and the participation interest therein; and

WHEREAS, it has been agreed that Lender will sell and Participant will purchase, on a non-recourse basis, a one hundred percent (100%) participation interest in (i) the Existing Participation Portfolio, and (ii) such additional new loans as Participant from time to time elects; and

WHEREAS, the Parties hereto desire to set forth their agreement with respect to the foregoing.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS

Capitalized terms used and not otherwise defined in this Agreement, including without limitation in the exhibits, shall have the respective meanings (and, to the extent specified, shall be operative) as set forth below:

a. “Adjustable Rate Loan” means a Loan that adjusts the interest rate in accordance with a specified index periodically, made by Lender to a customer in accordance with the applicable Loan Documents and Underwriting Criteria for the related Loan Product, which Loan is secured by a first, second or third mortgage lien upon the customer’s residential real estate.

b. “Eligible Loans” means all Loan Product loans now owned or hereafter closed by Lender with respect to which Lender has not sold, pledged, or otherwise encumbered, or entered into a binding written agreement to sell, a participation or other ownership interest to any entity other than Participant.

c. “Existing Participation Portfolio” means the closed loans identified on Exhibit A attached hereto.

d. “Fixed Rate Loan” means a Loan that is a closed-end fixed interest rate loan made by Lender to a customer in accordance with the applicable Loan Documents and Underwriting Criteria for the related Loan Product, which Loan is secured by a first, second or third mortgage lien upon the customer’s residential real estate.

e. “Future Participation Portfolio” means all Eligible Loans in which Participant purchases a Participation Interest. An Eligible Loan shall become a part of the Participation Portfolio and Participant shall purchase a Participation Interest in such Eligible Loan effective as of the date the Lender agrees to sell a Participation Interest in such Loan to Participant and Participant notifies Lender of Participant’s election and advances its funds to purchase a Participation Interest in such Loan.

f. “Lender’s Personnel” means employees of Lender that perform any services or activities related to the transactions contemplated by this Agreement.

g. “Loan” means a Loan Product loan made by Lender to a customer.

h. “Loan Documents” means, (1) with respect to each Loan Product, the applicable forms of Mortgage, Note, loan application, credit report, appraisal, title opinion or title insurance policy and any other operative loan documents required to be collected and maintained under the Policies and Procedures with respect to such Loan Product, and (2) as to each Loan, such documents described in the prior clause (including any releases, extensions, or modification agreements approved by Lender) as were executed by customer or otherwise developed relative to the Loan. Loan Documents may be maintained as originals and/or as copies (including microfilm, microfiche, or other format), and such copies may be kept in lieu of originals.

i. “Loan Product” means one of the various types of consumer mortgage and home equity loan products offered to customers by Lender from time to time.

j. “Mortgage” means the mortgage, deed of trust or security deed, to be substantially in the form approved by Lender, executed by a customer and recorded to grant Lender a first, second, or third mortgage lien on the improved real property (“Mortgaged Property”) securing a Loan.

k. “Note” means the original promissory note, line of credit agreement, or other instrument, to be substantially in the form approved by Lender, executed by a customer in connection with a customer Loan and evidencing the customer’s promise and obligation to pay the customer Loan in accordance with its terms.

l. “Origination Fees” means any and all fees paid by a customer to Lender with respect to a given Loan in the form of commitment fees, origination fee, points or discounts paid at Loan closing by customer in cash or from the Loan proceeds.

m. “Participation Interest” means the 100% participation interest in and to each Loan constituting a part of the Participation Portfolio.

n. The “Participation Percentage” of the Parties shall be: Participant - one hundred percent (100%); Lender - zero percent (0%).

o. “Participation Portfolio” means (i) the Existing Participation Portfolio and (ii) the Future Participation Portfolio.

p. “Participation Return” shall mean, for any month, (1) Participant’s Participation Percentage of payments received by Lender in respect of repayment of the Participation Portfolio Loans and in respect of interest thereon, less (2) the monthly Servicing Fees retained by Lender. Notwithstanding anything to the contrary contained herein, the Participation Return shall not include any Origination Fees, late charges or other ancillary income relating to the Participation Portfolio Loans.

q. “Policies and Procedures” means the written policies and procedures of Lender as set forth in Lender’s Policies and Procedures Manual (or such other similar document or manual as maintained by Lender from time to time) as of the date of the origination of the related Loan or the date of this Agreement, as applicable, which govern generally the collection, appraisal and underwriting policies and procedures of Lender, as amended from time to time.

r. “Real Estate Owned” means real estate on which Lender has obtained legal and equitable title, including through foreclosure, deed in lieu of foreclosure, or a similar process under a Mortgage.

s. “Servicing Fees” means the annual servicing fee retained by Lender and computed as described herein. Such annual servicing fee shall be equal to one-twelfth of the product of (i) the annual servicing fee of either, [            ] basis points for fixed rate loans or [            ] basis points for adjustable rate loans, multiplied by (ii) the outstanding principal balance of the Mortgage in the Participation Portfolio. Such annual servicing fee shall be payable monthly and shall be computed on the basis of the same principal amount and period respecting which any related interest payment on such Mortgage Loan is computed. The annual servicing fee is payable solely from the interest portion of monthly payments on the Loans in the Participation Portfolio (including recoveries with respect to interest from late collections).

t. “Third Party Expenses” shall mean all costs or expenses directly related to any Participation Portfolio Loan that are paid or incurred by Lender to any entity not a party to this Agreement. Lender’s personnel, occupancy and other general overhead expenses are specifically excluded from “Third Party Expenses.”

u. “Underwriting Criteria” means, with respect to each Loan Product and each corresponding Loan, the underwriting and appraisal guidelines of Lender as to such Loan Product in effect as of the date of the origination of the related Loan or as of the date of this Agreement, as applicable, as set forth in the Policies and Procedures or otherwise as applied by Lender from time to time.

2.	SALE OF PARTICIPATION INTEREST

a. Lender hereby sells and transfers to Participant, and Participant hereby purchases and agrees to pay Lender for, a Participation Interest in the Existing Participation Portfolio. Such sale and purchase shall not include the servicing rights to the Loans in the Existing Participation Portfolio, which servicing rights are retained by Lender. The purchase price shall be at the estimated fair market value as determined by the Parties and set forth on Exhibit A.

b. Lender will sell and transfer to Participant, servicing retained by Lender, and Participant will purchase from and pay Lender for, a Participation Interest in additional Loans hereafter originated by Lender as requested in writing by Participant and agreed to by Lender from time to time and subject to the terms of this Agreement. Upon consummation of the purchase of any additional Participation Interest, a schedule of the additional Loans shall be attached to this Agreement and made a part hereof.

c. Participant shall share any loss incurred on any Participation Portfolio Loan or any Third Party Expenses, and any subsequent recoveries of such losses or Third Party Expenses, in accordance with its Participation Percentage.

d. Notwithstanding Lender’s Representations and Warranties made herein, Participant agrees to share the risk that certain items of documentation may be missing from loan files as a result of Lender’s action or inaction prior to the date of this Agreement and Lender’s ordinary negligence after the date of this Agreement, and in the event collection of any Loan is impeded due to missing loan documents, then Lender’s liability shall be limited to those losses caused by Lender’s willful misconduct or gross negligence after the date of this Agreement.

3.	REPRESENTATIONS AND WARRANTIES; CERTAIN AGREEMENTS

a. To induce Participant to enter into this Agreement, Lender hereby makes the following representations and warranties:

(1) Lender is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America.

(2) Lender has the power and authority to own its properties, to carry on its business in the manner in which it conducts such business and to execute, acknowledge and deliver this Agreement, the Loan Documents and any other documents contemplated herein to be executed, acknowledged or delivered by Lender in connection with the Participation Portfolio Loans and this Agreement.

(3) Compliance by Lender with the terms and conditions of this Agreement does not conflict with, or result in a breach of or default under, any other agreement or instrument to which Lender is a party, or any federal or state law, regulation, ruling or interpretation to which Lender is subject.

b. To induce Participant to enter into this Agreement, Lender makes, as of the Effective Date or the date such Loan is included in the Participation Portfolio, the following representations and warranties as to each Loan that is now or hereafter included in the Participation Portfolio (except as otherwise qualified below):

(1) The Loan has been closed, advanced and booked by Lender in accordance with the then-applicable Policies and Procedures, as made available to Participant from time to time. The Note has been duly executed by the customer, is a good and valid instrument legally enforceable in accordance with its terms, and either (1) the original or a copy thereof (as described in the definition of “Loan Documents”) is in Lender’s possession, or (2) upon request by Participant, Lender will prepare, execute, and deliver as instructed by Participant a Lost Note Affidavit in a form reasonably acceptable to Participant. The Mortgage has been duly executed and acknowledged by the customer, is a good and valid instrument legally enforceable in accordance with its terms, has been duly recorded in all places where it must be recorded to perfect a valid lien upon the Mortgaged Property, and creates a valid mortgage lien of the intended priority and position.

(2) Lender is the sole owner of the Loan (subject to Participant’s Participation Interest therein and the rights of Lender as servicer), has full legal authority, has taken all required corporate action and obtained all consents required to sell, transfer and assign the Participation Interest in the Existing Participation Portfolio to Participant, and (subject to

Participant’s Participation Interest therein and the rights of Lender as servicer), is free and clear of all claims and encumbrances of any type.

(3) All costs, fees and expenses incurred in underwriting, closing and funding the Loan and recording the Mortgage have been paid.

(4) All federal and state laws, regulations, rulings and interpretations applicable to the making and servicing of the Loan have been complied with, including without limitation the Real Estate Settlement Procedures Act, the Equal Credit Opportunity Act, the Flood Disaster Protection Act, the Truth-in-Lending Act of 1968, the Depository Institutions Deregulation and Monetary Control Act of 1980, and regulations issued pursuant thereto, and usury limitations; and any right of rescission in relation to the Loan under such laws, regulations, rulings and interpretations has expired.

(5) If required by the Policies and Procedures, Lender has obtained an opinion of title on the Mortgage issued by a Lender-approved title company, or attorney certifying that the Mortgage is a valid first, second, or third lien (as the case may be) on the Mortgaged Property.

(6) To the extent required by the Policies and Procedures, there is in force a hazard insurance policy including fire, flood insurance (where applicable) and extended coverage insurance that lists Lender as named insured, gives the insured prior written notice before cancellation and is in an amount not less than the lesser of (i) the maximum principal amount of the Loan and any loan which is secured by the Mortgaged Property that is superior to that Loan, and (ii) the maximum insurable value of the Mortgaged Property.

(7) At the time the Loan becomes a part of the Participation Portfolio, Lender is not aware of any circumstances or conditions (not otherwise referenced in Section 2.d. or elsewhere in this Agreement) with respect to the Loan, the Mortgaged Property or the credit standing of the customer that in Lender’s judgment adversely affects the value or marketability of that Loan.

(8) All documents or instruments pertaining to the sale by Lender to Participant of its Participation Interest in the Participation Portfolio Loans are properly authorized, executed and valid and binding on Lender.

(9) As of the time the Loan becomes a part of the Participation Portfolio, Lender has complied with the Policies and Procedures applicable to such Loan at the time of its origination or as later modified by Lender.

(10) No Loan in the Existing Participation Portfolio is on non-accrual or in foreclosure as of the date of this Agreement.

c. To induce Lender to enter into this Agreement, Participant makes the following representations and warranties:

(1) Participant has reviewed the Policies and Procedures and loan documentation, and has conducted such other portfolio analysis and due diligence examination as it has deemed to be necessary and appropriate in connection with entering into this Agreement.

(2) Participant represents that it is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(3) Participant represents and warrants that it is authorized and has the power to enter into this Agreement and purchase the Participation Interest in the Existing Participation Portfolio and the Future Participation Portfolio, and that all documents or instruments pertaining to the purchase by Participant of the Participation Interest are properly executed and binding on Participant.

d. Except as otherwise expressly contemplated in this Agreement, each of Lender and Participant represents and warrants each other as follows: (i) as to Participant, it is purchasing its Participation Interest for its own account and not with a view to the resale or further distribution of same except as expressly permitted herein; (ii) as to Lender, it is retaining an interest in the servicing of the Loans as part of a commercial transaction and not with a view to the resale or further distribution of same; (iii) that this Agreement does not represent a joint venture of the Parties or an “investment” (as that term is commonly understood) by any Party in any other Party; and (iv) that it is authorized to engage in the business of entering into commercial transactions (including transactions of the nature contemplated herein), can bear the economic risk of its interest hereunder, and has had access to all information deemed necessary by it in deciding whether or not to enter into this Agreement and, as to Participant, purchase its Participation Interest or, as to Lender, retain its interest in the servicing of the Loans.

e. Notwithstanding anything to the contrary contained in this Agreement, it is expressly agreed that Participant may not (i) sell, transfer, encumber, or assign some or all of its Participation Interest in the Participation Portfolio subject to the terms of this Agreement, or (ii) pledge, hypothecate, or transfer its Participation Interest in the Participation Portfolio, to any third party, in each case of (i) or (ii) without the prior written consent of the Lender. A determination whether to grant such consent is at the Lender’s sole discretion. Upon Participant’s receipt of such consent from Lender, the Participant shall disclose to Lender the identity of the new purchaser of the Participation Interest (the “New Participant”) and the percentage sold, pledged, or transferred, and such New Participant shall be deemed a Participant under this Agreement. This provision has no effect upon the right and authority granted to Lender in its capacity as servicer under this Agreement to satisfy the whole of such loan, or to execute releases under appropriate circumstances, and, if required, the New Participant shall join therein. A New Participant shall sign a counterpart to this Agreement and shall be bound thereby. After each sale and transfer of a Participation Interest pursuant to this Agreement, the Participation Interest of the seller and any other Participation Interest in the Participation Portfolio will be ratably concurrent, and none will have any priority over the other. The New Participant shall succeed to all of the rights of the selling Participant for the portion purchased, and such resale shall be evidenced by a loan participation certificate or certificates that the selling Participant or its successor or assignee shall issue and which shall set forth the details concerning the sale of the Participation Interest. The selling Participant shall promptly provide to Lender a copy of the loan participation certificates and summaries representing such resold Participation Interests. Upon receipt of the copy of the loan participation certificate, Lender, as trustee, will be responsible for segregating and for causing notations to be made in the books and records to reflect the Participation Interests resulting from such resale and, thereafter, for segregating and causing monthly remittances and reports to be made to the respective owners of such Participation Interests in a manner consistent with the Participation Interests then outstanding and the provisions of this Agreement.

f. The parties expressly understand and agree that the sale of the Participation Interest pursuant to this Agreement constitutes a sale of the Participation Interest in the Participation Portfolio and shall in no way be construed as an extension of credit by the Participant to the Lender. Lender shall not represent to any person that Lender owns any portion of the Participation Interest sold under this Agreement. Lender and Participant each shall reflect the transaction hereunder on their respective balance sheets and other financial statements as a purchase of assets by Participant and a sale of assets by Lender in accordance with generally accepted accounting principles. Lender and Participant intend that the assignment of the one hundred percent Participation Interest in the Loans pursuant to this Agreement is a true sale by Lender to Participant that is absolute and irrevocable and that provides Participant with the full benefits of ownership of the Loans.

4.	DUTIES OF LENDER

a. Lender will be solely responsible for ensuring that all of its application, origination and closing guidelines and procedures and documentation, including without limitation the Policies and Procedures and the Loan Documents, comply with all federal and state laws, regulations, rulings and interpretations applicable to Lender and/or with respect to the related Loan.

b. Lender shall be solely responsible for the closing of the Loan, receipt of the Note, Mortgage, and other Loan Documents and receipt of any fees to be charged by Lender to the customer, including but not limited to Origination Fees.

c. Within ten (10) Business Days following the cure period described herein, Lender will remove from the Participation Portfolio (and repurchase Participant’s Participation Interest in such Loan at par plus accrued unpaid interest) a Loan, if with respect to such Loan, Lender’s Personnel failed to comply with the Underwriting Criteria in underwriting, approving or closing the Loan (except to the extent that such failure relates to obtaining or maintaining the Loan Documents), the non-compliance was caused by the gross negligence or fraudulent or deliberate misconduct by Lender’s Personnel, and such failure has not been cured within thirty (30) days after discovery thereof by Lender.

d. Lender shall furnish to Participant copies of its financial statements and such other information or reports relating to its financial condition and/or the Loans covered under this Agreement as Participant may reasonably request from time to time.

e. Participant, its duly authorized representatives, and any other governmental or quasi-governmental authority regulating the activities of Participant or the Loans shall have the privilege of auditing, whenever it desires during regular business hours (provided that, in the case of an audit by Participant or its representatives, reasonable advance notice has been provided to Lender), the books and records of the Lender pertaining to all Loans covered by this Agreement.

5.	SERVICING RESPONSIBILITIES OF LENDER

a. It is understood by and between the Parties that, as to Participant, Lender shall be and remain an independent contractor and at all times remain fully responsible for its acts or omissions and for all acts or omissions of those acting for it, and Lender shall not hold itself out as an agent of Participant for any servicing purposes under this Agreement.

b. Lender, at its expense, will maintain at all times while this Agreement is in force, policies of fidelity, fire and extended coverage, theft, forgery and errors and omissions insurance on its property and employees and will furnish proof of such insurance coverage upon demand by Participant. Such policies will be in reasonable amounts satisfactory from time to time to Participant with acceptable standard coverages indemnifying Lender and Participant against loss satisfactory to all Parties.

c. Lender agrees to keep records reasonably satisfactory to Participant pertaining to each Loan covered hereby, and such records on each Loan will be available to Participant, its internal or external auditors, and other federal and state examiners of Participant, as applicable. Lender agrees to keep all Loan Documents available from and after the date of this Agreement and maintain same in accordance with the Policies and Procedures.

d. Lender will retain and hold in trust, for itself and also for and on behalf of Participant, all Loan Documents available from and after the date of this Agreement developed in connection with and/or executed with respect to a Participation Portfolio Loan.

e. Until the principal and interest of each Participation Portfolio Loan is paid in full, Lender will, in accordance with this Agreement:

(1) Proceed diligently to collect all payments due under the terms of each Loan as they become due.

(2) Hold in trust, for itself and on behalf of Participant, and keep a complete and accurate account of, and properly apply all sums collected by it from the customer on account of each Loan for principal and interest, Origination Fees and Servicing Fees.

(3) Effect the cancellation of Loans that have been paid in full and manage the discharge and full or partial releases relating to Mortgaged Property in accordance with the Policies and Procedures.

(4) Perform all such other duties, furnish such other documents, information and reports, and execute such other documents and instruments as are customary in connection with its status as servicer hereunder using the same standard of care that applies to loans held by Lender for its own account.

f. With respect to each Participation Portfolio Loan, Lender will use reasonable diligence to ascertain, and if requested to do so by Participant shall promptly notify Participant of, any occurrence of the following:

(1) Any abandonment, vacating of, or change in the occupancy of any Mortgaged Property.

(2) Any sale or transfer of, or any failure of customer to pay real estate taxes for, or any condemnation proceedings involving, or any other liens being placed upon, any Mortgaged Property.

(3) Any death, bankruptcy, or insolvency of a customer.

(4) Any loss or damage to any Mortgaged Property, in which event, in addition to notifying Participant, Lender will also promptly notify the insurance companies concerned.

(5) Any material lack of repair or any other material deterioration or waste suffered or committed in respect to the Mortgaged Property.

(6) Any matter that in Lender’s opinion would materially and adversely affect the value of any Mortgaged Property or the enforceability of a Loan Document.

It is understood that Lender will not be obligated hereunder to give notice to Participant of any facts other than those of which Lender has actual notice and those of which it would have had actual notice except for its gross negligence.

g. Lender will provide monthly past due ageing reports for the Participant Participation Portfolio. Lender shall have the right and responsibility to consent (for itself and Participant) to any modification, extension, release or consent to postponement on the part of the customer of any term or provision of any Loan in the Participation Portfolio that Lender, in the exercise of its business judgment, deems reasonably necessary. Lender shall if requested to do so by Participant promptly notify Participant thereof.

h. Lender or its agent will inspect those Mortgaged Properties securing Participation Portfolio Loans on which payments become ninety (90) or more days delinquent.

i. The Loans and Loan Documents shall be dealt with and enforced by Lender in Lender’s name, on behalf of Participant. At the direction and in the discretion of the Participant and unless forbearance or postponement of Loan payment occurs as provided herein, Lender will, within such time as is consistent with the Policies and Procedures, unless state law provides otherwise or other good cause exists in Lender’s reasonable judgment, initiate the foreclosure or other acquisition of the Mortgaged Property in the name of Lender, and if not otherwise outbid, bid in at said sale and take title in the name of Lender. Lender will thereafter hold or dispose of the Mortgaged Property in accordance with the Policies and Procedures and remit any proceeds from the sale of foreclosed property to Participant in accordance with Section 2.c. hereof.

Notwithstanding anything to the contrary contained herein, for so long as the Participant owns any Participation Interest, Lender shall notify the Participant within five business days after the occurrence of an event of default on any Loan for which the Participant owns a Participation Interest. Lender acknowledges and agrees that the Participant shall have the right to direct Lender with respect to control over the remedies relating to the enforcement of any Loan, including (i) the right and authority to decide whether to institute and prosecute foreclosure proceedings on the real property that secures such Loan and other relevant aspects of the foreclosure process, (ii) the right to (A) cause Lender to appoint a special servicer to manage the resolution of the Loans, (B) advise, direct or approve the actions of such special servicer, if any, (C) terminate such special servicer, if any, at any time with or without cause, and (D) cure one or more defaults so that a Loan is no longer non-performing. The Participant must approve all actions taken with respect to, and shall retain complete control over, the prosecution of foreclosure proceedings and the Lender shall have no discretion over such prosecution, including, but not limited to, the manner in which such prosecution is handled or whether to terminate such prosecution at any time. In the event any Loan is classified as nonperforming or is renogotiated due to the financial deterioration of the borrower, Participant shall have the right to direct Lender to dispose of such Loan.

In addition, notwithstanding anything to the contrary contained herein, for so long as the Participant owns any Participation Interest, Participant shall have the right to direct Lender in connection with any material decisions pertaining to the administration and servicing of Loans and with respect to material modifications to Loan Documents.

j. In performing its functions as servicer of the Loans in the Participation Portfolio, Lender may use such agents, vendors, and subservicers as it shall deem appropriate, but Lender nevertheless shall remain responsible for the performance of its obligations hereunder.

6.	PAYMENTS TO LENDER AND PARTICIPANT

a. It is agreed that for administrative and record keeping convenience, and under procedures agreed between the Parties as to loans in the Participation Portfolio other than Real Estate Owned: (i) payment by Participant to Lender for its Participation Interest in such Loans shall be made by cash settlement between the Parties through the accounting systems of Wells Fargo & Company not later than the second business day following the date of purchase, and (ii) payment by Lender to Participant of its Participation Return and other sums received by Lender on Loans and Real Estate Owned in the Participation Portfolio as described in this Section 6 shall be made on a monthly basis within three (3) business days after the end of each calendar month.

b. As compensation for servicing the Loans in the Participation Portfolio and performing its other duties and obligations hereunder, Lender shall retain the Servicing Fees calculated as described in the definition of that term.

c. All profits, gains and other collections of amounts realized or obtained and all losses and expenses incurred by Lender in connection with the collection of a delinquent Loan included in the Participation Portfolio or the foreclosure or other acquisition of and subsequent sale of Mortgaged Property securing a Loan included in the Participation Portfolio will be shared by the Parties as provided in Section 2.c. hereof.

d. Except as specifically agreed to in writing by the Parties, Lender shall bear all employee related expenses incurred by Lender in connection with its servicing duties hereunder.

7.	TERMINATION OF AGREEMENT

a. This Agreement may be terminated by any Party as to new Loans being added to the Participation Portfolio upon not less than thirty (30) days prior written notice to the other Parties. Following termination pursuant to this Section 7, no new Loans shall be added to the Participation Portfolio, and Participant shall be paid monthly its Participation Return on all Loans in the Participation Portfolio until the Participation Interest has been paid in full.

b. Any Party may terminate the prospective operation of this Agreement as to new Loans being added to the Participation Portfolio or as to the servicing of Loans in the Participation Portfolio if, and as of the date:

(1) Any of the other Parties substantially breaches the terms of this Agreement or has not substantially performed its obligations hereunder in any material respect, which is not cured within thirty (30) days of written notice by the non-breaching party of such breach or nonperformance, and the non-breaching party at any time thereafter gives notice of its termination of this Agreement.

(2) A Party becomes insolvent or bankrupt or is placed under conservatorship or receivership.

(3) Except as expressly permitted under this Agreement, a Party assigns or attempts to assign its interest, rights and obligations hereunder without the prior written consent of any other Party.

(4) A Party has given the other Parties thirty (30) days prior written Notice of its election to terminate this Agreement.

c. Termination of this Agreement pursuant to the foregoing Section 7.b. will affect the servicing of Loans in the following manner:

(1) Unless and until servicing is transferred as stated elsewhere herein, Lender will continue to service all Loans in accordance with the terms and conditions of this Agreement, which right and duty will survive such termination. This Agreement will remain in full force and effect as to Loans in which Participant continues to hold a Participation Interest.

(2) As promptly as possible and no later than ninety (90) days after servicing is terminated, Lender shall deliver to Participant, or to such person, firm or corporation as may be designated by Participant, without charge to Participant, the Loan Documents and all other papers, documents and funds, if any, then held by Lender, with respect to all Loan Products affected by such termination, together with transcripts from the books, records and accounts of the Lender relating to such loans. During any interim period prior to delivery of said records, Lender will continue to service said Loans subject to the terms and conditions of this Agreement.

8.	GENERAL

a. This document contains the entire Agreement among the Parties hereto and cannot be modified in any respect except by an amendment in writing signed by all Parties. The invalidity of any portion of this Agreement shall in no way affect the balance thereof.

b. This Agreement shall remain in effect until the Participation Interests in all of the Loans referred to, including the underlying security, are liquidated completely. The indemnities provided for in this Agreement shall survive any termination of this Agreement.

c. Notices: All notices and other communications hereunder shall be in writing addressed to the Parties as follows:

If to Lender:

Wells Fargo Bank, National Association

Attention:

[ADDRESS OF LENDER]

If to Participant:

WPFC Asset Funding LLC

Attention:

[ADDRESS OF PARTICIPANT]

Any Notice to be delivered to a Party will be effective upon delivery by registered or certified mail, return receipt requested, or guaranteed delivery service such as Federal Express or Express Mail, or by telecopy or facsimile machine. Change of address may be made by giving notice of the change of address to the other Party.

d. This Agreement shall be governed by and construed in accordance with the laws of Delaware.

e. This Agreement may be executed, acknowledged, and delivered in any number of counterparts. Each such counterpart shall constitute an original but all of such counterparts taken together shall constitute one agreement.

f. This Agreement shall in no way limit the other business activities of Participant or Lender.

g. Under no circumstances shall Lender be liable to Participant in closing or servicing the Loans for any action taken or omitted or for any error in judgment, provided such Party has each fully complied with this Agreement, the Policies and Procedures, the Loan Documents, and all applicable federal and state laws, regulations, rulings and interpretations applicable to Lender for the making and servicing of the Loans and such Party has exercised prudent and customary business judgment in taking or omitting such action.

h. Except as expressly otherwise provided herein, there shall be no sale by Lender of any interest in the servicing of the Loans included in the Participation Portfolio unless specifically otherwise agreed by Participant. If the Parties agree to sell the servicing which is performed by Lender hereunder with respect to Loans included in the Participation Portfolio to a third party or parties, any proceeds resulting from such servicing sale shall belong solely to Lender.

i. Nothing set out herein shall prevent any party from making, servicing, or participating in, loans apart from this Agreement during and after any period of time in which the Parties are winding up their affairs pursuant to this Agreement.

j. Neither the execution of this Agreement nor any agreement to share in amounts arising as a result of the Loans is intended to be, nor shall it be construed to be, the formation of a partnership or joint venture between Parties.

k. Each Party shall receive the payments with respect to a Participation Portfolio Loan as expressly provided herein. All costs and expenses incurred by a Party in connection herewith (including salaries for its respective personnel and its respective legal fees and expenses) shall be solely the expenses of the Party incurring them, except to the extent the Parties expressly share such expenses or are authorized hereunder to charge certain expenses to customers. Subject to the foregoing, no Party shall be obligated to contribute any amount as capital or otherwise to any other Party.

l. The Parties shall not perform, or be expected to perform, any act hereunder which is, or is reasonably believed to be, in violation of any state or federal statute, rule or regulation.

m. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

n. Each Party shall carry out activities hereunder in a lawful manner and shall indemnify and hold each other Party harmless from any claims, causes of action, suits, damages and costs and expenses, including reasonable attorneys’ fees, arising from any unlawful act or omission of itself, whether criminal or civil, occurring intentionally or unintentionally in connection with the Loan Products, Loan applications, closings, dispositions, and servicing arising under or with respect to any of the Loans; provided that Lender will not be responsible for compliance with any rules and regulations affecting Participant; provided further that Lender does not indemnify Participant for any act or omission of Participant which is made unlawful solely as a result of Participant’s participation in this Agreement; and provided further that Participant will not be responsible for compliance with any rules and regulations affecting Lender, national banks or their wholly-owned subsidiaries, and that Participant does not indemnify Lender for any act or omission of Lender which is made unlawful as a result of Lender’s, or a national bank’s, or its subsidiaries’, participation in this Agreement.

o. It is the intention of Participant and Lender that Participant has an undivided ownership interest in the “real estate security interest” as evidenced by each individual Loan and that this Agreement shall have the same force and effect as if separate assignments of Participant’s interest in each Loan were executed and delivered by Lender and as if a separate endorsement were made to the promissory note for each Loan to reflect that Participant owns an undivided interest in the Note. If there is a change in applicable law, or if there is a ruling of a court of competent jurisdiction, to the effect that the holding of a participation interest is an extension of credit, Lender shall take such additional steps as Participant may reasonably require, at Participant’s expense, to assure Participant’s legal rights as an owner of interests in Participation Portfolio Loans.

p. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

q. This Agreement shall be binding upon, and shall inure to the benefit of, each Party’s respective successors and assigns. Except only as otherwise provided in this Agreement, the Parties shall not assign all or any part of the rights or obligations arising hereunder without in each instance first obtaining the written consent of the other Parties. Notwithstanding anything to the contrary contained in this Agreement, and without limitation, each of the Parties may, however, without such consent, assign any of the rights and obligations arising under this Agreement to (1) a subsidiary, parent or subsidiary of a parent of such Party, or (2) any successor (by merger or otherwise) to all or substantially all of the assets and liabilities of such Party, provided in each instance that such assignee or successor shall enter into a written agreement, in form and content acceptable to all Parties to be bound by the terms hereof.

IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement [DATE].

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

WPFC ASSET FUNDING LLC

By:
Name:
Title:

EXHIBIT A

Schedule of Loans in Existing Participation Portfolio

FORM OF

ASSIGNMENT AGREEMENT

This ASSIGNMENT AGREEMENT (this “Agreement”) effective as of [DATE] (the “Effective Date”) by and between WPFC ASSET FUNDING LLC, a limited liability company formed under the laws of the State of Delaware (“Participant”), and WELLS FARGO REAL ESTATE INVESTMENT CORPORATION, a corporation organized under the laws of the State of Delaware (“Assignee”).

RECITALS

WHEREAS, Participant entered into a certain Participation and Servicing Agreement, of even date herewith (the “Participation Agreement”) with Wells Fargo Bank, National Association, a national banking association (“Lender”), pursuant to which Participant is the holder of a 100% participation interest in certain loans as set forth therein (the “Participation Interest”);

WHEREAS, Participant now desires to sell, assign, and transfer all of its right, title, and interest in the Participation Interest, together with all of Participant’s rights and obligations under the Participation Agreement to Assignee in exchange for the assignment price of [$                        ] (the “Assignment Price”); and

WHEREAS, Assignee desires to accept the sale, assignment and transfer of all of Participant’s right, title, and interest in the Participation Interest and assume the rights and obligations of Participant under the Participation Agreement in exchange for the Assignment Price.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Assignment and Assumption.

(a) Participant does hereby sell, assign, and transfer to Assignee (i) all of its right, title and interest in and to the Participation Interest, subject to the terms and conditions of the Participation Agreement, and (ii) all of Participant’s rights and obligations under the Participation Agreement (collectively, the “Assigned Interests”) in exchange for the Assignment Price. Participant and Assignee intend that the assignment of the Participation Interest in the Loans pursuant to this Agreement is a true sale by Participant to Assignee that is absolute and irrevocable and that provides Assignee with the full benefits of ownership of the Loans.

(b) Assignee does hereby (i) accept the sale, assignment, and transfer of the Participation Interest, subject to the terms and conditions of the Participation Agreement, (ii) assume all the rights and obligations of Participant under the Participation Agreement, and (iii) make or affirm, as applicable, on its own behalf the representations and warranties of Participant under the Participation Agreement for the benefit of Lender.

(c) The parties hereto acknowledge and agree that (i) the sale and assignment of the Assigned Interests shall be effective as of the Effective Date, and (ii) Assignee shall be entitled to all payments in respect of the Participation Interest pursuant to the Participation Agreement as of the Effective Date.

(d) The parties hereto further acknowledge and agree that Assignee shall benefit from Participant’s rights under the Participation Agreement and be entitled to enforce the Participation Agreement as if it were a party thereto.

Section 2. Payment.

(a) As consideration for purchase of the Assigned Interests, Assignee does hereby agree to pay the Assignment Price to the Participant by intercompany cash settlement on [DATE] to an account of Participant to be designated by Participant.

(b) In case of any adjustment to the purchase price in accordance with the terms of the Participation Agreement, Participant and Assignee hereby agree to make corresponding adjustments to the Assignment Price.

Section 3. No Recourse. Except as otherwise provided herein, the sale and assignment of the Assigned Interests is without recourse to Participant. Participant makes no warranties with respect to the value, quality, or collectability of the Participation Interest or the Loans (as defined in the Participation Agreement) underlying such Participation Interest. In the event any of the Loans are in default or subsequently default and are not collected or incur costs, Assignee shall bear all losses attributable to Participant under the Participation Agreement.

Section 4. Representations of Participant. Participant hereby represents and warrants to Assignee as follows:

(i)	Participant is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware;

(ii)	Participant has the power and authority, and has taken all necessary and proper limited liability company action to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby;

(iii)	this Agreement has been duly authorized, executed and delivered by Participant and, assuming the due authorization, execution and delivery of this Agreement by Assignee, constitutes the valid and binding obligation of Participant enforceable against it in accordance with its terms, except as limited by laws affecting the enforcement of creditor’s rights or equitable principles generally;

(iv)	Participant is the owner of the Participation Interest and has requisite power and authority to sell, assign, and transfer all its rights and interests in the Participation Interest and the Participation Agreement;

(v)	the execution, performance and delivery of this Agreement does not conflict with, or result in a breach of or default under, Participant’s certificate of formation or limited liability company agreement, any agreement or instrument to which Participant is a party, or any federal, state or local law, regulation, ruling or interpretation to which Participant is subject;

(vi)	the Participation Interest is conveyed to Assignee free and clear of all liens, claims, or encumbrances but subject to the Participation Agreement; and

(vii)	except as would not have material adverse effect on the Participation Interest taken as a whole, Participant does not believe, nor does it have any reason to believe, that any of the Loans underlying the Participation Interest are in non-accrued status as of the Effective Date.

Section 5. Representations of Assignee. Assignee hereby represents and warrants to Participant as follows:

(i)	Assignee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

(ii)	Assignee has the power and authority, and has taken all necessary and proper corporate action to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby;

(iii)	this Agreement has been duly authorized, executed and delivered by Assignee and, assuming the due authorization, execution and delivery of this Agreement by Participant, constitutes the valid and binding obligation of Assignee enforceable against it in accordance with its terms, except as limited by laws affecting the enforcement of creditor’s rights or equitable principles generally; and

(iv)	the execution, performance and delivery of this Agreement does not conflict with, or result in a breach of or default under, Assignee’s certificate of incorporation, any other agreement or instrument to which Assignee is a party, or any federal, state or local law, regulation, ruling or interpretation to which Assignee is subject.

Section 6. Additional Covenants.

(a) Assignee will pay, or if paid by Participant, will reimburse Participant for, any taxes, document fees, or filing fees due or incurred with respect to the transfer of the Participation Interest to the Assignee.

(b) If through inadvertence or otherwise, Participant receives funds to which Assignee is entitled under the Participation Agreement, Participant shall hold such funds in trust for Assignee and shall as soon as practical pay such funds to Assignee.

Section 7. Indemnification and Reimbursement.

(a) Assignee agrees to indemnify Participant for and against any and all claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature, including reasonable fees and disbursements of counsel, arbitration fees and arbitrator fees (collectively, the “Losses”), which may be imposed on, incurred by, or asserted against Participant in any way relating to or arising out of the Assigned Interests; provided, however, that this indemnity shall not apply in case of any Losses caused by Participant’s failure to observe and perform any or all of its duties, obligations, covenants, warranties or representations contained in this Agreement or by Participant’s gross negligence or willful misconduct.

(b) In the event that Participant is sued or threatened by suit by any receiver or trustee in bankruptcy or by any borrower as a debtor-in-possession on account of any alleged preference, voidable transfer or fraudulent conveyance alleged to have been received under any of the Loans underlying the Participation Interest, or if any claim, suit or action shall be asserted against Participant relating to such Loans, any money paid by Participant in satisfaction or compromise of such suit, action or demand, any money required to be returned by Participant to such borrower or its estate and any costs or fees associated therewith shall be reimbursed to Participant by Assignee.

Section 8. Miscellaneous Provisions.

(a) Nothing contained herein confers on Assignee or Participant any interest in or subjects Assignee or Participant to any liability on account of the assets or liabilities of the other, except for Assignee’s interest in the Assigned Interests.

(b) This Agreement and its enforcement shall be governed by, and interpreted in accordance with, the laws of the State of Minnesota, without regard to the conflicts of laws principles thereof.

(c) This Agreement may be amended, modified or supplemented only by a written instrument executed by the parties hereto. The invalidity, illegality or unenforceability of one or more of the provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

(d) This Agreement may be executed in two or more counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

(e) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, except as such assignments are prohibited herein.

(f) The parties hereto agree to execute any additional documents, obtain permissions, meet any requirements or perform any other acts necessary to assure the intent of this Agreement is fully performed.

(REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, each of the parties hereto has executed and delivered this Agreement on [DATE].

WPFC ASSET FUNDING LLC

By:
Name:
Title:

WELLS FARGO REAL ESTATE INVESTMENT CORPORATION

By:
Name:
Title:

Pursuant to Section 3.e. of the Participation Agreement, Lender hereby expressly consents in writing to the transactions contemplated by this Agreement on [DATE].

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title: